Exhibit 99


For Further Information:

Howard N. Feist
Chief Financial Officer
(609) 584-3586


   CONGOLEUM CORPORATION TO SUBMIT LISTING REQUIREMENT COMPLIANCE PLAN TO AMEX


MERCERVILLE, NJ, August 27, 2007 - Congoleum Corporation (AMEX:CGM) reported today that it has received a letter from the American Stock Exchange (the "Amex") indicating that it is not in compliance with Sections 134 and 1101 of the Amex Company Guide due to the fact that it has not yet filed its Form 10-Q for the period ended June 30, 2007. As previously reported, Congoleum has delayed filing its 10-Q pending completion of a review by the SEC of its accounting policies and disclosures with respect to asbestos liabilities, insurance settlements, and related costs. The letter also stated that Congoleum must submit a plan by September 5, 2007 advising the Amex of actions it has taken or will take to achieve compliance with the continued listing standards, and that this plan must be approved by the Amex, for Congoleum to maintain its listing on the Amex. If Congoleum does not submit a plan to the Amex, or submits a plan that is not accepted, it will be subject to delisting proceedings.

In June 2007, Congoleum received a comment letter from the SEC indicating it had reviewed Congoleum's Form 10-K for the year ended December 31, 2006 and requesting supplemental information on Congoleum's accounting policies and disclosures related to asbestos liabilities, insurance settlements, and related costs. Congoleum responded to this request on August 1, 2007, and Congoleum received correspondence seeking additional information from the SEC on August 22, 2007.

Roger S. Marcus, Chairman of the Board, commented "We discussed the SEC review process and the potential 10-Q filing delay with the Amex prior to the filing deadline and were aware a "compliance plan" would be needed. While the accounting issues raised by our asbestos situation are complex, we are responding to the SEC's inquiries and expect they will complete their review within a reasonable period of time. Once their review is completed, we will complete and file our 10-Q accordingly."

On December 31, 2003, Congoleum Corporation filed a voluntary petition with the United States Bankruptcy Court for the District of New Jersey (Case No. 03-51524) seeking relief under Chapter 11 of the United States Bankruptcy Code as a means to resolve claims asserted against it related to the use of asbestos in its products decades ago.
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Congoleum Corporation is a leading manufacturer of resilient flooring, serving both residential and commercial markets. Its sheet, tile and plank products are available in a wide variety of designs and colors, and are used in remodeling, manufactured housing, new construction and commercial applications. The Congoleum brand name is recognized and trusted by consumers as representing a company that has been supplying attractive and durable flooring products for over a century. Congoleum is a 55% owned subsidiary of American Biltrite Inc. (AMEX: ABL).

The above news release contains certain forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995, that involve risks, uncertainties and assumptions. These statements can be identified by the use of the words such as "anticipate," "believe," "estimate," "expect," "intend," "plan," "project" and other words of similar meaning. In particular, these include statements relating to intentions, beliefs or current expectations concerning, among other things, future performance, results of operations, the outcome of contingencies such as bankruptcy and other legal proceedings, and financial conditions. These statements do not relate strictly to historical or current facts. These forward-looking statements are based on Congoleum's expectations, as of the date of this release, of future events, and Congoleum undertakes no obligation to update any of these forward-looking statements.

Although Congoleum believes that these expectations are based on reasonable assumptions, within the bounds of its knowledge of its business and operations, there can be no assurance that actual results will not differ materially from its expectations. Readers are cautioned not to place undue reliance on any forward-looking statements. Any or all of these statements may turn out to be incorrect. By their nature, forward-looking statements involve risks and uncertainties because they relate to events and depend on circumstances that may or may not occur in the future. Any forward-looking statements made in this press release speak only as of the date of such statement. It is not possible to predict or identify all factors that could potentially cause actual results to differ materially from expected and historical results. Factors that could cause actual results to differ from expectations include: (i) the future cost and timing of estimated asbestos liabilities and payments, (ii) the availability of insurance coverage and reimbursement from insurance companies that underwrote the applicable insurance policies for the Company for asbestos-related claims,
(iii) the costs relating to the execution and implementation of any plan of reorganization pursued by Congoleum, (iv) timely reaching agreement with other creditors, or classes of creditors, that exist or may emerge, (v) satisfaction of the conditions and obligations under Congoleum's outstanding debt instruments, (vi) the response from time to time of Congoleum's and its controlling shareholder's, American Biltrite Inc.'s, lenders, customers, suppliers and other constituencies to the ongoing process arising from Congoleum's strategy to settle its asbestos liability, (vii) Congoleum's ability to maintain debtor-in-possession financing sufficient to provide it with funding that may be needed during the pendency of its Chapter 11 case and to obtain exit financing sufficient to provide it with funding that may be needed for its operations after emerging from the bankruptcy process, in each case, on reasonable terms, (viii) timely obtaining sufficient creditor and court approval (including the results of any relevant appeals) of any reorganization plan pursued by Congoleum and the court overruling any objections to the plan that may be filed, (ix) compliance with the United States Bankruptcy Code, including
Section 524(g), (x) costs of, developments in, and the outcome of insurance coverage litigation pending in New Jersey state court involving Congoleum and certain insurers, (xi) the extent to which Congoleum is able to obtain
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reimbursement for costs of the coverage litigation, (xii) the possible adoption of another party's plan of reorganization which may prove to be unfeasible,
(xiii) the possible elimination of the some or all interests of all existing shareholders under a plan that may be proposed by Congoleum or any other party,
(xiv) developments in, and the outcome of, proposed federal legislation that, if adopted, would establish a national trust to provide compensation to victims of asbestos-related injuries that would be funded by assessments against companies with asbestos-related liabilities such as Congoleum, (xv) increases in raw material prices or disruption in supply, (xvi) increased competitive activity from companies in the flooring industry, some of which have greater resources and broader distribution channels than Congoleum, (xvii) increases in the costs of environmental compliance and remediation or the exhaustion of insurance coverage for such expenses, (xviii) unfavorable developments in the national economy or in the housing industry in general, including developments arising from the war in Iraq, (xix) shipment delays, depletion of inventory and increased production costs resulting from unforeseen disruptions of operations at any of Congoleum's facilities or distributors, (xx) product warranty costs,
(xxi) changes in distributors of Congoleum's products, (xxii) Congoleum's interests may not be the same as its controlling shareholder American Biltrite, Inc., (xxiii) possible future sales by ABI could adversely affect the market for Congoleum's stock, (xxiv) the potential impact if the Company is unable to maintain its listing on the American Stock Exchange, and (xxv) the effect of any supplement, restatement or other changes to the Company's financial statements with respect to liabilities to asbestos personal injury claims that may be required as a result of a review process by the SEC, including the effect of any changes or restatement on Congoleum's compliance with the continued listing requirements of the American Stock Exchange. In any event, if Congoleum is not successful in obtaining sufficient creditor and court approval of a plan of reorganization, such failure would have a material adverse effect upon its business, results of operations and financial condition. Actual results could differ significantly as a result of these and other factors discussed in Congoleum's annual report on Form 10-K for the year ended December 31, 2006 and subsequent filings made by Congoleum with the Securities and Exchange Commission.